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                               PURCHASE AGREEMENT


          GAMNA Series Funds, Inc. (the "Company"), a Maryland corporation, and Groupama Asset Management N.A. (the "Purchaser") hereby agree as follows:

          1. The Company hereby offers the Purchaser and the Purchaser hereby purchases 9,998 shares of Class A and 1 share each of Class B and Class C of the Company's GAMNA Focus Fund capital stock (par value $.001 per share) for consideration of $10.00 per share (collectively, the "Shares"). The Purchaser hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Company hereby acknowledges receipt from the Purchaser of funds in the amount of $100,000 in full payment for the Shares.

          2. The Purchaser represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th day of July, 1999.



                                 GAMNA SERIES FUNDS, INC.
Attest:

I. K. Watter                     By: /s/ Mark P. Bronzo
---------------------------         --------------------------------
                                    Mark Bronzo
                                    President and CEO


(SEAL)


                                 GROUPAMA ASSET MANAGEMENT N.A.

Attest:

I. K. Watter                     By: /s/ Mark P. Bronzo
---------------------------         --------------------------------
                                    Mark P. Bronzo
                                    SVP, Managing Director and Portfolio Manager